Exhibit 10.8

Agreement for transfer the interest in project

Transferor (Party A): Univision Engineering Company Limited.
Transferee (Party B): Guangzhou Hua Xin Trading Company Limited.
Transferee (Party C): Guangzhou Jun Heng Mechanical and Electrical Equipment Company Limited.

      Referring to the Letter of Intent signed by Party A and B on 21 September, 2011, Party A agreed to transfer all relevant interests and claims and liabilities on the Zhongshan Ming Xuan Project (“the interest”) of Zhongshan Fu Li Wa Property Development Co. Ltd., a development under construction project located at the southern side of Fuhua Road and northern side of Qisha Road, Western District, Zhongshan City, Guangdong Province, PRC to Party B. The interest is currently owned by Leader Smart Engineering (Shanghai) Limited, a wholly owned subsidiary of Party A.

       After signing the Letter of Intent, Party A and B further signed the supplemental agreement on 8 February, 2012 to confirm that the payment of Rmb 5 million from Party C, Party B’s affiliate company, remitted to Party A on 22 December, 2011 is the first deposit for the transfer price of Rmb 110 million.

       After the further negotiations, three parties have reached the following terms for the transfer of the rights and interests of the project as follows:-

First: Transferor (Party A) agrees to the transfer of the interest on the project to the transferee Guangzhou Jun Heng Electrical and Mechanical Equipment Co., Ltd. (Party C), Party B’s affiliate company. Three parties agreed to accept.

Second: Transfer price, method and time of payment
1．The consideration for transferring all relevant interests and claims and liabilities on the Zhongshan Ming Xuan Project (“the interest”) of Zhongshan Fu Li Wa Property Development Co. Ltd. that currently held by Party A’s subsidiary at Rmb 110 million. Party C agreed to accept the transfer price.
2． Payment:
1) Within three months upon signing the formal agreement of transfer, Party C will repay the outstanding loan HK$ 31 million on behalf of Party A to its former major shareholder for purposes of construction on the Zhongshan Project.
2) Party C will settle the balance of consideration in cash or other methods that to be mutually agreed within the specified date.
3) Guarantee: Party C will undertake the obligation of guarantor of Party A’s subsidiary in the re-financing agreement between Zhongshan Fu Li Wa Property Development Co. Ltd. and Zhongshan Ju Yue Property Development Co. Ltd. for the repayment of loan Rmb 36 million and its interest.

Third. Before fulfilling the completion of terms in Article 2 per this agreement, i.e. repaying the outstanding loan HK$ 31 million on behalf of Party A to its former major shareholder and paid the balance of consideration in cash or other methods that to be mutually agreed, Party A remains the rights and obligations in the project.

Fourth. After the effective of this agreement and fully settlement of the transfer price, Party A will exit the project and no longer be entitled to assume the rights and obligations of the Project. Also, the assets and the liabilities of Zhongshan Fu Li Wa Property Development Co. Ltd. will be borne by Party C. Any liability or joint and several liabilities of the shareholders will be held accountable by Party C.
Fifth. After the effective transfer of the interest, Party A and B can continue to develop the project in other ways under the premise of mutual benefit, compensation for equal value in cooperation subject to not violate the provisions of AIM Rules in London Stock Exchange that Party A requires to comply.

Sixth. The original letter of intent signed between will be immediately lapsed upon the signing of this Agreement.

Seventh. This Agreement will be effective upon signed by the three parties, and the approval of the meeting of shareholders of Party A if required by the AIM Rules of the London Stock Exchange.

Eight. The original of this Agreement are in six copies. All copies have the same legal effect. Each party keeps two copies.

The transaction of transfer all interests and claims and liabilities on the Project will be completed within the twelve months after the delivery of the initial deposit to Party A from Party C.

Party A: Univision Engineering Company Limited
Signing on behalf of:

Party B: Guangzhou Hua Xin Trading Company Limited
Signed on behalf of:

Party C: Guangzhou Jun Heng Electrical and Mechanical Equipment Company Limited
Signed on behalf of:

Date: 22 June 2012